UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report June 7, 2018

(Date of earliest event reported)

Callon Petroleum Company

(Exact name of registrant as specified in its charter)

Delaware	001-14039	64-0844345
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

200 North Canal St.

Natchez, Mississippi 39120

(Address of principal executive offices, including zip code)

(601) 442-1601

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 1 — Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

Indenture

On June 7, 2018, Callon Petroleum Company (the “Company”) issued $400 million in aggregate principal amount of its 6.375% Senior Notes due 2026 (the “Notes”) to J.P. Morgan Securities LLC and the other initial purchasers (the “Initial Purchasers”) for resale to certain persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside of the United States pursuant to Regulation S under the Securities Act. Net proceeds to the Company, after deducting Initial Purchasers’ discounts and commissions and estimated offering expenses, were approximately $394 million. The Company intends to use the net proceeds of the offering as follows:

•	to partially fund the previously disclosed pending acquisition of certain producing oil and gas properties and undeveloped acreage in the Delaware Basin from Cimarex Energy Co. (the “Pending Acquisition”), as described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 24, 2018;

•	repay indebtedness under the Company’s senior secured revolving credit facility; and

•	the remainder for general corporate purposes.

If the Pending Acquisition is not consummated, the Company intends to use the net proceeds from the offering to fund a portion of its exploration and development activities, a potential redemption of its preferred stock, and for general corporate purposes, which may include leasehold interest and property acquisitions, repayment of indebtedness, and working capital.

The Notes are fully and unconditionally guaranteed on a senior unsecured basis (the “Guarantee”) by Callon Petroleum Operating Company, a subsidiary of the Company (the “Guarantor”). The terms of the Notes are governed by the indenture, dated as of June 7, 2018 (the “Indenture”), by and among the Company, the Guarantor and U.S. Bank National Association, as trustee (the “Trustee”).

The Notes will mature on July 1, 2026, and interest is payable on the Notes on each January 1 and July 1, commencing on January 1, 2019. At any time prior to July 1, 2021, the Company may, from time to time, redeem up to 35% of the aggregate principal amount of the Notes in an amount of cash not greater than the net cash proceeds from certain equity offerings at the redemption price of 106.375% of the principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption, if at least 65% of the aggregate principal amount of the Notes remains outstanding after such redemption and the redemption occurs within 180 days of the closing date of such equity offering. At any time prior to July 1, 2021, the Company may, on any one or more occasions, redeem all or part of the Notes for cash at a redemption price equal to 100% of the principal amount of the Notes redeemed plus an applicable make-whole premium and accrued and unpaid interest, if any, to, but excluding, the date of redemption. Upon the occurrence of certain kinds of change of control, each holder of the Notes may require the Company to repurchase all or a portion of the Notes for cash at a price equal to 101% of the aggregate principal amount of such Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase. On and after July 1, 2021, the Company may redeem the Notes, in whole or in part, at redemption prices (expressed as percentages of principal amount) equal to 103.188% for the twelve-month period beginning on July 1, 2021, 102.125% for the twelve-month period beginning July 1, 2022, 101.063% for the twelve-month period beginning on July 1, 2023 and 100.000% beginning on July 1, 2024, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

The Notes are the Company’s senior unsecured obligations and rank equally in right of payment with all of the Company’s other senior indebtedness (including its existing 6.125% Senior Notes due 2024) and senior to any of the Company’s subordinated indebtedness. The Guarantee ranks equally in right of payment with all of the other senior indebtedness of the Guarantor and senior to any subordinated indebtedness of the Guarantor. The Notes and the Guarantee are effectively subordinate in right of payment to the secured indebtedness of the Company and the Guarantor, respectively, to the extent of the value of the collateral securing such indebtedness, and structurally subordinate in right of payment to all indebtedness and other liabilities of any of the Company’s existing and future subsidiaries that do not guarantee the notes.

The Indenture restricts the Company’s ability and the ability of its Restricted Subsidiaries (as defined in the Indenture), including the Guarantor, to: (i) incur or guarantee additional indebtedness or issue certain types of preferred stock; (ii) pay dividends on capital stock or redeem, repurchase or retire its capital stock or subordinated indebtedness; (iii) sell or otherwise dispose of assets; (iv) make investments; (v) create certain liens; (vi) enter into agreements that restrict dividends or other payments from its Restricted Subsidiaries to the Company; (vii) consolidate, merge or transfer all or substantially all of its assets; (viii) engage in transactions with affiliates; and (ix) designate or create unrestricted subsidiaries. These covenants are subject to important exceptions and qualifications set forth in the Indenture. If the Notes achieve a rating of Baa3 or better or BBB- or better from either Moody’s Investors Service, Inc. or S&P Global Ratings, respectively, many of these covenants will be suspended.

The Indenture contains customary events of default, including:

•	default in any payment of interest on the Notes when due, continued for 30 days;

•	default in the payment of principal of or premium, if any, on the Notes when due;

•	failure by the Company to comply with its other obligations under the Indenture, in certain cases subject to notice and grace periods;

•	payment defaults and accelerations with respect to other indebtedness of the Company and its Restricted Subsidiaries in the aggregate principal amount of $35.0 million or more;

•	failure by the Company or Restricted Subsidiary to pay certain final judgments aggregating in excess of $35.0 million within 60 days;

•	any guarantee of the Notes by a Guarantor ceases to be in full force and effect, is held unenforceable or invalid in a judicial proceeding or is denied or disaffirmed by a Guarantor; and

•	certain events of bankruptcy, insolvency or reorganization of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary (as defined in the Indenture) or a group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture, a copy of which is filed as Exhibit 4.1 to this Form 8-K and incorporated by reference herein.

Registration Rights Agreement

In connection with the issuance and sale of the Notes, the Company and the Guarantor entered into a registration rights agreement (the “Registration Rights Agreement”) with J.P. Morgan Securities LLC, as representative of the Initial Purchasers, dated June 7, 2018. Pursuant to the Registration Rights Agreement, the Company and the Guarantor have agreed to file a registration statement with the Securities and Exchange Commission so that holders of the Notes can exchange the Notes for registered notes (the “Exchange Notes”) that have substantially identical terms as the Notes. In addition, the Company and the Guarantor have agreed to exchange the guarantee under the Notes for a registered guarantee having substantially the same terms as the guarantee under the Notes. The Company and the Guarantor will use commercially reasonable efforts to cause the registration statement for the exchange to be declared effective by the Securities and Exchange Commission within 270 days after the issuance of the Notes and for the exchange to be consummated on or prior to 30 business days (or longer, if required by applicable securities laws) after the date on which the registration statement is declared effective. The Company and the Guarantor are required to pay Special Interest (as defined in the Registration Rights Agreement) if they fail to comply with their obligations to register the Exchange Notes within the specified time periods.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, a copy of which is filed as Exhibit 4.2 to this Form 8-K and incorporated by reference herein.

Section 2 — Financial Information

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Section 8 — Other Events

Item 8.01.	Other Information.

On June 7, 2018, the Company issued a press release announcing the closing of its private offering of $400 million aggregate principal amount of the Notes. The Company is filing a copy of the news release as Exhibit 99.1 hereto, which is incorporated by reference into this Item 8.01.

The information contained in this Item 8.01 is neither an offer to sell nor the solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to buy or a sale of the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Section 9 — Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Title of Document

4.1	Indenture, dated as of June 7, 2018, by and among the Company, Callon Petroleum Operating Company and U.S. Bank National Association, as trustee (including Form of 6.375% Senior Notes due 2026).

4.2	Registration Rights Agreement, dated as of June 7, 2018, by and among the Company, Callon Petroleum Operating Company and J.P. Morgan Securities LLC, as representative of the several initial purchasers.

99.1	Press release dated June 7, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Callon Petroleum Company
(Registrant)

June 7, 2018	By: /s/ Joseph C. Gatto, Jr.
Joseph C. Gatto, Jr.
President and Chief Executive Officer